EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
January 28, 2016	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Increased Earnings

for the Year of 2015

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the fourth quarter and year of 2015. Earnings for the fourth quarter of 2015 were $33.5 million or $0.48 per diluted share as compared to earnings of $33.3 million or $0.48 per diluted share for the fourth quarter of 2014. Earnings for the year of 2015 were $138.0 million or $1.98 per diluted share, an increase from earnings of $129.9 million or $1.92 per diluted share for the year of 2014.

Fourth quarter of 2015 results produced an annualized return on average assets of 1.07% and an annualized return on average equity of 7.68%. For the year of 2015, United’s return on average assets was 1.12% while the return on average equity was 8.10%. United’s annualized returns on average assets and average equity were 1.09% and 7.88%, respectively, for the fourth quarter of 2014 while the returns on average assets and average equity were 1.11% and 8.13%, respectively, for the year of 2014.

“The year of 2015 was another successful year for United Bankshares,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “We increased diluted earnings per share from $1.92 to $1.98 achieving record earnings before income taxes of over $200 million. United’s return on average assets for the year of 2015 was 1.12% compared to our Federal Reserve peer group’s (bank holding companies with total assets over $10 billion) most recently reported return on average assets of 0.94%. We increased dividends to $1.29 per share which represented the 42nd consecutive year of dividend increases to our shareholders. This is a record only one other major banking company in the USA has been able to achieve. Our consistency in increasing dividends to shareholders provides evidence of our long track record of strong financial performance – profitability, solid asset quality, and sound capital position.”

On January 31, 2014, United completed its acquisition of Virginia Commerce Bancorp, Inc. (Virginia Commerce) of Arlington, Virginia. The results of operations of Virginia Commerce are included in the consolidated results of operations from the date of acquisition. As a result, the year of 2015 was impacted for an additional month by increased levels of average balances, income, and expense as compared to the year of 2014 due to the acquisition. At consummation, Virginia Commerce had assets of approximately $2.8 billion, loans of $2.1 billion, and deposits of $2.0 billion.

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The results for the fourth quarter and year of 2015 included noncash, before-tax, other-than-temporary impairment charges of $13 thousand and $47 thousand, respectively, on certain investment securities. Included in the results for the fourth quarter and year of 2014 were noncash, before-tax, other-than-temporary impairment charges of $704 thousand and $6.5 million, respectively, on certain investment securities. During the fourth quarter of 2014, in order to lower future expense, United incurred a penalty of $2.0 million to prepay a Federal Home Loan Bank (FHLB) advance with a high interest rate. United sold a former branch building in the first quarter of 2014 which resulted in a before-tax gain of $9.0 million. In addition, the results for the year of 2014 included merger related expenses and charges of $5.3 million.

Tax-equivalent net interest income of $98.8 million for the fourth quarter of 2015 decreased $3.3 million or 3% from the fourth quarter of 2014. The fourth quarter of 2014 included interest income of $3.2 million on the repayment of a large acquired loan. Due in large part to this repayment coupled with payoffs of higher yielding loans with the re-investment of this cash inflow into new loans at lower interest rates, the average yield on earning assets for the fourth quarter of 2015 decreased 27 basis points from the fourth quarter of 2014. Partially offsetting the decreases to tax-equivalent net interest income for the fourth quarter of 2015 was an increase in average earning assets. Average earning assets for the fourth quarter of 2015 increased $281.6 million or 3% from the fourth quarter of 2014. Average net loans and average short-term investments increased $198.1 million or 2% and $173.9 million or 39%, respectively, while average investment securities declined $90.4 million or 7% from the fourth quarter of 2014. In addition, the average cost of funds decreased 5 basis points as compared to the fourth quarter of 2014 due to the repayment of higher costing long-term Federal Home Loan Bank advances. The net interest margin of 3.56% for the fourth quarter of 2015 was a decrease of 21 basis points from the net interest margin of 3.77% for the fourth quarter of 2014.

Tax-equivalent net interest income for the year of 2015 was $390.6 million, an increase of $8.6 million or 2% from the year of 2014. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Virginia Commerce acquisition. Average earning assets increased $608.7 million or 6% from the year of 2014. Average net loans increased $405.7 million or 5% for the year of 2015 while average short-term investments increased $219.2 million or 58%. In addition, the average cost of funds declined 6 basis points from the year of 2014. Partially offsetting the increases to tax-equivalent net interest income for the year of 2015 was a decline of 18 basis points in the average yield on earning assets as compared to the year of 2014. The net interest margin of 3.58% for the year of 2015 was a decrease of 13 basis points from the net interest margin of 3.71% for the year of 2014.

On a linked-quarter basis, United’s tax-equivalent net interest income for the fourth quarter of 2015 was relatively flat, increasing $871 thousand or less than 1% due mainly to an increase of $1.2 million in the accretion of acquired loans and a slight increase in average earning assets. Average earning assets increased $12.3 million or less than 1% from the third quarter of 2015. Average net loans increased $166.4 million or 2% while average short-term investments and average investment securities decreased $133.6 million or 18% and $20.5 million or 2%, respectively. In addition, the yield on average earning assets for the fourth quarter of 2015 increased 3 basis points from the third quarter of 2015 due to the loan accretion. Partially offsetting the increases to tax-equivalent net interest income for the fourth quarter of 2015 was an increase of a basis point in the average cost of funds as compared to the third quarter of 2015. The net interest margin of 3.56% for the fourth quarter of 2015 was an increase of 3 basis points from the net interest margin of 3.53% for the third quarter of 2015.

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For the quarters ended December 31, 2015 and 2014, the provision for loan losses was $6.3 million for each quarter while the provision for the year of 2015 was $22.6 million as compared to $21.9 million for the year of 2014. Net charge-offs were $6.1 million and $22.4 million for the fourth quarter and year of 2015, respectively, as compared to $6.5 million and $20.6 million for the same time periods in 2014. Annualized net charge-offs as a percentage of average loans were 0.26% and 0.25% for the fourth quarter and year of 2015, respectively. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 0.26% for the first nine months of 2015. On a linked-quarter basis, the provision for loan losses for the fourth quarter of 2015 increased $1.1 million while net charge-offs increased $1.2 million from the third quarter of 2015.

Noninterest income for the fourth quarter of 2015 was $18.1 million, a decrease of $1.3 million from the fourth quarter of 2014. A noncash, before-tax, other-than-temporary impairment charge of $13 thousand was recognized during the fourth quarter of 2015. Included in noninterest income for the fourth quarter of 2014 were noncash, before-tax, other-than-temporary impairment charges of $704 thousand on certain investment securities. In addition, net gains on sales and calls of investment securities were $42 thousand fourth quarter of 2015 as compared to $1.2 million for the fourth quarter of 2014. Excluding the noncash, other-than-temporary impairment charges as well as the net gains from sales and calls of investment securities, noninterest income for the fourth quarter of 2015 decreased $791 thousand or 4% from the fourth quarter of 2014. The decrease was due to lower fees from deposit services as a result of the Durbin Amendment being effective for United on July 1, 2015. The Durbin Amendment, passed as part of the Dodd-Frank financial reform legislation, limits fees for debit card processing paid by merchants to banking companies with assets in excess of $10 billion. Fees from deposit services for the fourth quarter of 2015 declined $2.1 million from the fourth quarter of 2014 due mainly to lower income on debit card transactions. Partially offsetting this decline were increases of $513 thousand in income from bank-owned life insurance policies due to a death benefit, $265 thousand in fees from bankcard services due to an increase in seasonal volume and $229 thousand in mortgage banking income due to increased loan sales in the secondary market.

Noninterest income for the year of 2015 was $73.6 million, which was a decrease of $7.3 million from the year of 2014. Included in noninterest income for the year of 2014 was the previously mentioned net gain of $9.0 million on the sale of bank premises. Noninterest income for the year of 2015 included noncash, before-tax, other-than-temporary impairment charges of

$47 thousand on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of

$6.5 million on certain investment securities for the year of 2014. In addition, net gains on sales and calls of investment securities were $202 thousand and $3.4 million for the year of 2015 and 2014, respectively. Excluding the net gain on the sale of bank premises, the noncash, other-than-temporary impairment charges as well as the net gains from sales and calls of investment securities, noninterest income for the year of 2015 decreased $1.6 million or 2% from the year of 2014. This decrease for the year of 2015 was due primarily to a decline in fees from deposit services as a result of the Durbin Amendment. Fees from deposit services for the year of 2015 declined $4.4 million from the year of 2014 due mainly to lower income from debit card transactions and overdrafts. Partially offsetting this decrease were increases of $944 thousand in income from trust and brokerage services due to an increase in volume and the value of assets under management, $631 thousand in mortgage banking income due to increased production and sales of mortgage loans in the secondary market and $579 thousand in fees from bankcard services due to an increase in seasonal volume.

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On a linked-quarter basis, noninterest income for the fourth quarter of 2015 increased $313 thousand or 2% from the third quarter of 2015. This increase was mainly due to increases of $558 thousand in income from bank-owned life insurance policies due to a death benefit and $255 thousand in fees from bankcard services due to seasonal volume. Partially offsetting these increases, was a decrease of $363 thousand in fees from deposit services as a result of a decrease in overdraft fees.

Noninterest expense for the fourth quarter of 2015 was $58.6 million, a decrease of $5.4 million or 8% from the fourth quarter of 2014 due partially to the previously mentioned prepayment penalty of $2.0 million on an FHLB advance in the fourth quarter last year and a donation of $800 thousand to an educational institution. Otherwise, other real estate owned (OREO) expenses decreased $2.2 million due to fewer declines in the fair value of OREO properties, net occupancy expense decreased $871 thousand due to a decline in real property taxes as well as several decreases in other general operating expenses. None of these decreases in other general operating expenses was individually significant.

Noninterest expense for the year of 2015 was $231.7 million, a decrease of $8.2 million or 3% from the year of 2014. Included in noninterest expense for the year of 2014 was the previously mentioned prepayment penalty of $2.0 million on an FHLB advance. Also included in noninterest expense for the year of 2014 was a donation of $800 thousand to an educational institution. Otherwise, employee compensation decreased $2.7 million from the year of 2014 which included $3.6 million of merger severance charges, other merger expenses decreased $1.2 million, net occupancy declined $1.5 million due mainly to a decrease in real property taxes and other real estate owned (OREO) expense declined $4.1 million due to fewer declines in the fair values of OREO properties. Several other general operating expenses declined as well, none of which was individually significant. Partially offsetting these decreases were increases of $6.6 million in employee benefits due to an increase in pension expense and $802 thousand in Federal Deposit Insurance Corporation (FDIC) insurance expense due to a higher assessment base as a result of the Virginia Commerce acquisition.

On a linked-quarter basis, noninterest expense for the fourth quarter of 2015 increased $934 thousand or 2% from the third quarter of 2015. The increase was due primarily to increases in employee compensation of $1.7 million due to higher employee incentives expense. Partially offsetting this increase was a decrease in several general other operating expenses. Most significant was a decrease of $312 thousand in equipment expense due to less maintenance costs.

For the fourth quarter of 2015, income tax expense was $16.9 million, an increase of $483 thousand or 3% from the fourth quarter of 2014 due to higher earnings. For the year of 2015, income tax expense of $65.5 million was virtually flat from the year of 2014. On a linked-quarter basis, income tax expense increased $647 thousand or 4% due to the release of the income tax reserves in the third quarter of 2015. United’s effective tax rate was approximately 33.5% for the fourth quarter of 2015, 33.0% for the fourth quarter of 2014 and 31.6% for the third quarter of 2015. For the years of 2015 and 2014, United’s effective tax rate was 32.2% and 33.4%, respectively. The lower effective tax rate in 2015 was due to the release of the income tax reserves during the third quarter and historical tax credits recognized in the first quarter.

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United’s asset quality continues to be sound. At December 31, 2015, nonperforming loans were $126.7 million, or 1.35% of loans, net of unearned income, up from nonperforming loans of $109.0 million or 1.20% of loans, net of unearned income, at December 31, 2014. As of December 31, 2015, the allowance for loan losses was $75.7 million or 0.81% of loans, net of unearned income, as compared to $75.5 million or 0.83% of loans, net of unearned income, at December 31, 2014. Total nonperforming assets of $158.9 million, including OREO of $32.2 million at December 31, 2015, represented 1.26% of total assets.

On January 1, 2015, the new Basel III Capital Rules became effective for United and its banking subsidiaries. United continues to be well-capitalized based upon these new regulatory guidelines. United’s estimated risk-based capital ratio is 12.6% at December 31, 2015 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 9.7%, 11.9% and 10.7%, respectively. The new regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

On November 9, 2015, United announced the signing of a definitive merger agreement with Bank of Georgetown, a privately held community bank headquartered in Washington, D.C. Bank of Georgetown has $1.2 billion in assets with 11 branches and 3 business development offices throughout Washington, D.C., Montgomery County, Maryland and Northern Virginia. Bank of Georgetown will merge into United’s Virginia chartered bank, United Bank, the largest community bank headquartered in the

D.C. Metro region. Consummation of the merger is subject to approval of the shareholders of Bank of Georgetown, the receipt of all required regulatory approvals, as well as other customary conditions.

As of December 31, 2015, United had consolidated assets of approximately $12.6 billion with 129 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its December 31, 2015 consolidated financial statements on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2015 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, noninterest income excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

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GAAP total non-interest income results are adjusted for other-than-temporary impairment charges (OTTI) on certain investment securities, net gains or losses on the sale of securities and any infrequent noninterest income items. Management believes noninterest income without OTTI charges, net securities gains or losses and infrequent noninterest income items is more indicative of United’s performance because it isolates income that is primarily customer relationship driven and is more indicative of normalized operations. In addition, these items can fluctuate greatly from quarter to quarter and are difficult to predict.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 31 2015	December 31 2014	December 31 2015	December 31 2014
EARNINGS SUMMARY:
Interest income, taxable equivalent (non-GAAP)	$108,918	$113,252	$430,116	$424,858
Interest expense	10,085	11,166	39,506	42,834
Net interest income, taxable equivalent (non-GAAP)	98,833	102,086	390,610	382,024
Taxable equivalent adjustment	1,678	1,530	6,486	6,316
Net interest income (GAAP)	97,155	100,556	384,124	375,708
Provision for loan losses	6,322	6,309	22,574	21,937
Noninterest income	18,125	19,415	73,626	80,962
Noninterest expenses	58,618	64,024	231,687	239,847
Income taxes	16,864	16,381	65,530	64,998
Net income	$33,476	$33,257	$137,959	$129,888

PER COMMON SHARE:
Net income:
Basic	$0.48	$0.48	$1.99	$1.93
Diluted	0.48	0.48	1.98	1.92
Cash dividends	$0.33	$0.32	1.29	1.28
Book value			24.61	23.90
Closing market price			$36.99	$37.45
Common shares outstanding:
Actual at period end, net of treasury shares			69,603,097	69,295,859
Weighted average- basic	69,431,787	69,088,844	69,334,849	67,404,254
Weighted average- diluted	69,737,451	69,355,086	69,625,531	67,648,673

FINANCIAL RATIOS:
Return on average assets	1.07%	1.09%	1.12%	1.11%
Return on average shareholders’ equity	7.68%	7.88%	8.10%	8.13%
Average equity to average assets	13.97%	13.79%	13.88%	13.71%
Net interest margin	3.56%	3.77%	3.58%	3.71%

	December 31 2015	December 31 2014	December 31 2013	September 30 2015
PERIOD END BALANCES:
Assets	$12,577,944	$12,328,811	$8,735,324	$12,556,929
Earning assets	11,243,862	10,931,194	7,805,772	11,211,553
Loans, net of unearned income	9,384,080	9,104,652	6,704,583	9,173,657
Loans held for sale	10,681	8,680	4,236	11,602
Investment securities	1,204,182	1,316,040	889,342	1,236,592
Total deposits	9,341,527	9,045,485	6,621,571	9,504,896
Shareholders’ equity	1,712,635	1,656,160	1,041,732	1,709,841

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	December 2015	December 2014	September 2015	June 2015	March 2015
Interest & Loan Fees Income (GAAP)	$107,240	$111,722	$106,309	$105,532	$104,549
Tax equivalent adjustment	1,678	1,530	1,645	1,594	1,569

Interest & Fees Income (FTE) (non-GAAP)	108,918	113,252	107,954	107,126	106,118
Interest Expense	10,085	11,166	9,991	9,630	9,800

Net Interest Income (FTE) (non-GAAP)	98,833	102,086	97,963	97,496	96,318

Provision for Loan Losses	6,322	6,309	5,182	5,716	5,354

Non-Interest Income:
Fees from trust & brokerage services	4,525	4,433	4,737	4,931	4,892
Fees from deposit services	8,696	10,777	9,059	10,434	9,773
Bankcard fees and merchant discounts	1,498	1,233	1,243	1,231	814
Other charges, commissions, and fees	497	508	527	639	478
Income from bank owned life insurance	1,792	1,279	1,234	1,258	1,273
Mortgage banking income	634	405	665	663	545
Net gain on the sale of bank premises	0	0	0	0	0
Other non-interest revenue	454	252	236	339	404
Net other-than-temporary impairment losses	(13)	(704)	0	0	(34)
Net gains on sales/calls of investment securities	42	1,232	111	3	46

Total Non-Interest Income	18,125	19,415	17,812	19,498	18,191

Non-Interest Expense:
Employee compensation	24,431	22,097	22,700	20,724	20,268
Employee benefits	7,005	4,890	6,690	6,588	6,803
Net occupancy	5,576	6,447	5,654	6,542	6,529
Data processing	3,675	3,844	3,582	3,867	3,743
Amortization of intangibles	855	1,054	855	855	855
OREO expense	610	2,772	769	1,121	1,113
FDIC expense	2,114	2,006	2,098	2,061	2,094
Prepayment penalty on FHLB advance	0	1,971	0	0	0
Other expenses	14,352	18,943	15,336	15,972	16,250

Total Non-Interest Expense	58,618	64,024	57,684	57,730	57,655

Income Before Income Taxes (FTE) (non-GAAP)	52,018	51,168	52,909	53,548	51,500

Tax equivalent adjustment	1,678	1,530	1,645	1,594	1,569

Income Before Income Taxes (GAAP)	50,340	49,638	51,264	51,954	49,931

Taxes	16,864	16,381	16,217	17,145	15,304

Net Income	$33,476	$33,257	$35,047	$34,809	$34,627

MEMO: Effective Tax Rate	33.50%	33.00%	31.63%	33.00%	30.65%

Note: Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP):

Total Non-Interest Income (GAAP)	$18,125	$19,415	$17,812	$19,498	$18,191
Less: Net gain on the sale of bank premises (GAAP)	0	0	0	0	0
Less: Net other-than-temporary impairment losses (GAAP)	(13)	(704)	0	0	(34)
Less: Net gains on sales/calls of investment securities (GAAP)	42	1,232	111	3	46

Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP)	$18,096	$18,887	$17,701	$19,495	$18,179

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Year Ended
	December 2015	December 2014	December 2013	December 2012
Interest & Loan Fees Income (GAAP)	$423,630	$418,542	$306,154	$323,897
Tax equivalent adjustment	6,486	6,316	5,999	6,413

Interest & Fees Income (FTE) (non-GAAP)	430,116	424,858	312,153	330,310
Interest Expense	39,506	42,834	36,313	46,190

Net Interest Income (FTE) (non-GAAP)	390,610	382,024	275,840	284,120

Provision for Loan Losses	22,574	21,937	19,267	17,862

Non-Interest Income:
Fees from trust & brokerage services	19,085	18,141	16,447	15,845
Fees from deposit services	37,962	42,372	40,245	41,832
Bankcard fees and merchant discounts	4,786	4,207	3,591	2,996
Other charges, commissions, and fees	2,141	2,049	2,247	2,229
Income from bank owned life insurance	5,557	5,300	5,788	5,039
Mortgage banking income	2,507	1,876	2,571	2,471
Net gain on the sale of bank premises	0	8,976	0	0
Other non-interest revenue	1,433	1,153	1,426	1,360
Net other-than-temporary impairment losses	(47)	(6,478)	(7,332)	(7,376)
Net gains on sales/calls of investment securities	202	3,366	1,523	446

Total Non-Interest Income	73,626	80,962	66,506	64,842

Non-Interest Expense:
Employee compensation	88,123	90,823	68,074	71,402
Employee benefits	27,086	20,457	22,970	21,178
Net occupancy	24,301	25,796	19,818	20,428
Data processing	14,867	14,455	11,394	12,532
Amortization of intangibles	3,420	4,021	1,969	2,852
OREO expense	3,613	7,740	6,441	8,556
FDIC expense	8,367	7,565	6,188	6,064
Prepayment penalty on FHLB advance	0	1,971	0	0
Other expenses	61,910	67,019	55,182	60,194

Total Non-Interest Expense	231,687	239,847	192,036	203,206

Income Before Income Taxes (FTE) (non-GAAP)	209,975	201,202	131,043	127,894

Tax equivalent adjustment	6,486	6,316	5,999	6,413

Income Before Income Taxes (GAAP)	203,489	194,886	125,044	121,481

Taxes	65,530	64,998	39,416	38,874

Net Income	$137,959	$129,888	$85,628	$82,607

MEMO: Effective Tax Rate	32.20%	33.35%	31.52%	32.00%

Note: Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP):
Total Non-Interest Income (GAAP)	$73,626	$80,962	$66,506	$64,842
Less: Net gain on the sale of bank premises (GAAP)	0	8,976	0	0
Less: Net other-than-temporary impairment losses (GAAP)	(47)	(6,478)	(7,332)	(7,376)
Less: Net gains on sales/calls of investment securities (GAAP)	202	3,366	1,523	446

Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP)	$73,471	$75,098	$72,315	$71,772

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	December 31 2015 Q-T-D Average	December 31 2014 Q-T-D Average	December 31 2015	December 31 2014	December 31 2013
Cash & Cash Equivalents	$770,264	$603,289	$857,335	$753,064	$416,617

Securities Available for Sale	1,090,546	1,170,638	1,066,334	1,180,386	775,284
Securities Held to Maturity	39,019	39,464	39,099	39,310	40,965
Other Investment Securities	91,488	101,392	98,749	96,344	73,093

Total Securities	1,221,053	1,311,494	1,204,182	1,316,040	889,342

Total Cash and Securities	1,991,317	1,914,783	2,061,517	2,069,104	1,305,959

Loans Held for Sale	8,835	4,912	10,681	8,680	4,236

Commercial Loans	6,972,600	6,902,466	7,096,595	6,923,745	4,926,537
Mortgage Loans	1,839,467	1,792,098	1,843,518	1,806,766	1,460,327
Consumer Loans	461,609	385,786	458,839	388,981	326,735

Gross Loans	9,273,676	9,080,350	9,398,952	9,119,492	6,713,599

Unearned Income	(14,750)	(15,008)	(14,872)	(14,840)	(9,016)

Loans, Net of Unearned Income	9,258,926	9,065,342	9,384,080	9,104,652	6,704,583

Allowance for Loan Losses	(75,525)	(76,133)	(75,726)	(75,529)	(74,198)

Goodwill	710,252	709,812	710,252	709,794	375,547
Other Intangibles	18,278	21,792	17,840	21,260	8,138

Total Intangibles	728,530	731,604	728,092	731,054	383,685

Real Estate Owned	33,028	41,778	32,228	38,778	38,182
Other Assets	430,794	454,606	437,072	452,072	372,877

Total Assets	$12,375,905	$12,136,892	$12,577,944	$12,328,811	$8,735,324

MEMO: Earning Assets	$11,033,647	$10,752,045	$11,243,862	$10,931,194	$7,805,772

Interest-bearing Deposits	$6,675,701	$6,323,295	$6,641,569	$6,453,866	$4,747,051
Noninterest-bearing Deposits	2,665,676	2,533,963	2,699,958	2,591,619	1,874,520

Total Deposits	9,341,377	8,857,258	9,341,527	9,045,485	6,621,571

Short-term Borrowings	304,544	425,600	423,028	435,652	430,754
Long-term Borrowings	941,841	1,131,901	1,015,249	1,105,314	575,697

Total Borrowings	1,246,385	1,557,501	1,438,277	1,540,966	1,006,451

Other Liabilities	59,629	48,504	85,505	86,200	65,570

Total Liabilities	10,647,391	10,463,263	10,865,309	10,672,651	7,693,592

Preferred Equity	—	—	—	—	—
Common Equity	1,728,514	1,673,629	1,712,635	1,656,160	1,041,732

Total Shareholders’ Equity	1,728,514	1,673,629	1,712,635	1,656,160	1,041,732

Total Liabilities & Equity	$12,375,905	$12,136,892	$12,577,944	$12,328,811	$8,735,324

MEMO: Interest-bearing Liabilities	$7,922,086	$7,880,796	$8,079,846	$7,994,832	$5,753,502

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	December 2015	December 2014	September 2015	June 2015	March 2015
Quarterly Share Data:
Earnings Per Share:
Basic	$0.48	$0.48	$0.50	$0.50	$0.50
Diluted	$0.48	$0.48	$0.50	$0.50	$0.50

Common Dividend Declared Per Share	$0.33	$0.32	$0.32	$0.32	$0.32

High Common Stock Price	$43.13	$38.00	$43.43	$40.70	$38.88
Low Common Stock Price	$35.78	$30.39	$35.60	$36.58	$33.25

Average Shares Outstanding (Net of Treasury Stock):
Basic	69,431,787	69,088,844	69,391,401	69,305,612	69,207,508
Diluted	69,737,451	69,355,086	69,689,723	69,587,417	69,476,844

Tax Applicable to Security Sales/Calls	$15	$431	$40	$1	$17

Common Dividends	$22,967	$22,165	$22,260	$22,229	$22,211

Dividend Payout Ratio	68.61%	66.65%	63.51%	63.86%	64.14%

		Year Ended
		December 2015	December 2014	December 2013	December 2012
YTD Share Data:
Earnings Per Share:
Basic		$1.99	$1.93	$1.70	$1.64
Diluted		$1.98	$1.92	$1.70	$1.64

Common Dividend Declared Per Share		$1.29	$1.28	$1.25	$1.24

Average Shares Outstanding (Net of Treasury Stock):
Basic		69,334,849	67,404,254	50,353,452	50,265,620
Diluted		69,625,531	67,648,673	50,426,078	50,298,019

Tax Applicable to Security Sales/Calls		$73	$1,178	$533	$156

Common Dividends		$89,667	$88,522	$62,982	$62,351

Dividend Payout Ratio		65.00%	68.15%	73.55%	75.48%

EOP Employees (full-time equivalent)		1,701	1,703	1,528	1,529

	Three Months Ended
	December 2015	December 2014	September 2015	June 2015	March 2015
EOP Share Data:
Book Value Per Share	$24.61	$23.90	$24.58	$24.29	$24.17
Tangible Book Value Per Share (1)	$14.15	$13.35	$14.10	$13.79	$13.64

52-week High Common Stock Price	$43.43	$38.00	$43.43	$40.70	$38.88
Date	07/23/15	12/30/14	07/23/15	06/30/15	03/18/15
52-week Low Common Stock Price	$33.25	$28.23	$30.39	$30.39	$28.19
Date	01/30/15	02/03/14	10/07/14	10/07/14	05/07/14

EOP Shares Outstanding (Net of Treasury Stock):	69,603,097	69,295,859	69,562,048	69,493,873	69,437,341

Note:

(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$1,712,635	$1,656,160	$1,709,841	$1,688,013	$1,678,058
Less: Total Intangibles	(728,092)	(731,054)	(728,947)	(729,802)	(730,657)

Tangible Equity (non-GAAP)	$984,543	$925,106	$980,894	$958,211	$947,401
÷ EOP Shares Outstanding (Net of Treasury Stock)	69,603,097	69,295,859	69,562,048	69,493,873	69,437,341
Tangible Book Value Per Share (non-GAAP)	$14.15	$13.35	$14.10	$13.79	$13.64

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended
December 2015	December 2014	September 2015	June 2015	March 2015
Selected Yields and Net Interest Margin:
Net Loans	4.31%	4.55%	4.33%	4.35%	4.35%
Investment Securities	2.84%	3.02%	2.90%	2.81%	2.93%
Money Market Investments/FFS	0.32%	0.27%	0.24%	0.28%	0.26%
Average Earning Assets Yield	3.92%	4.19%	3.89%	3.97%	3.98%
Interest-bearing Deposits	0.43%	0.44%	0.42%	0.42%	0.43%
Short-term Borrowings	0.24%	0.21%	0.28%	0.26%	0.25%
Long-term Borrowings	1.14%	1.39%	1.11%	1.07%	1.01%
Average Liability Costs	0.51%	0.56%	0.50%	0.49%	0.50%
Net Interest Spread	3.41%	3.63%	3.39%	3.48%	3.48%
Net Interest Margin	3.56%	3.77%	3.53%	3.62%	3.61%

Selected Financial Ratios:
Return on Average Common Equity	7.68%	7.88%	8.14%	8.23%	8.38%
Return on Average Assets	1.07%	1.09%	1.12%	1.15%	1.16%
Efficiency Ratio	50.85%	53.37%	50.54%	50.03%	51.05%

Year Ended
December 2015	December 2014	December 2013	December 2012
Selected Yields and Net Interest Margin:
Net Loans	4.33%	4.49%	4.49%	4.90%
Investment Securities	2.87%	2.81%	2.65%	2.98%
Money Market Investments/FFS	0.27%	0.25%	0.26%	0.27%
Average Earning Assets Yield	3.94%	4.12%	4.16%	4.43%
Interest-bearing Deposits	0.42%	0.45%	0.55%	0.64%
Short-term Borrowings	0.26%	0.22%	0.25%	0.11%
Long-term Borrowings	1.08%	1.42%	2.32%	4.45%
Average Liability Costs	0.50%	0.56%	0.65%	0.82%
Net Interest Spread	3.44%	3.56%	3.51%	3.61%
Net Interest Margin	3.58%	3.71%	3.68%	3.81%

Selected Financial Ratios:
Return on Average Common Equity	8.10%	8.13%	8.43%	8.35%
Return on Average Assets	1.12%	1.11%	1.02%	0.98%
Loan / Deposit Ratio	100.46%	100.65%	101.25%	96.42%
Allowance for Loan Losses/ Loans, Net of Unearned Income	0.81%	0.83%	1.11%	1.13%
Allowance for Credit Losses (1)/ Loans, Net of Unearned Income	0.82%	0.85%	1.14%	1.16%
Nonaccrual Loans / Loans, Net of Unearned Income	0.97%	0.82%	0.92%	1.10%
90-Day Past Due Loans/ Loans, Net of Unearned Income	0.12%	0.13%	0.16%	0.28%
Non-performing Loans/ Loans, Net of Unearned Income	1.35%	1.20%	1.21%	1.43%
Non-performing Assets/ Total Assets	1.26%	1.20%	1.37%	1.69%
Primary Capital Ratio	14.14%	13.97%	12.69%	12.57%
Shareholders’ Equity Ratio	13.62%	13.43%	11.93%	11.78%
Price / Book Ratio	1.50	x	1.57	x	1.52	x	1.23	x
Price / Earnings Ratio	18.67	x	19.50	x	18.52	x	14.82	x
Efficiency Ratio	50.61%	52.52%	57.09%	59.32%

Notes:

(1)	Includes allowance for loan losses and reserve for lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	December 2015	December 2014	September 2015	June 2015	March 2015
Asset Quality Data:
EOP Non-Accrual Loans	$91,189	$75,051	$87,387	$86,843	$75,872
EOP 90-Day Past Due Loans	11,628	11,675	16,148	11,635	16,288
EOP Restructured Loans (2)	23,890	22,234	21,509	21,992	22,191

Total EOP Non-performing Loans	$126,707	$108,960	$125,044	$120,470	$114,351

EOP Other Real Estate & Assets Owned	32,228	38,778	34,119	34,964	37,550

Total EOP Non-performing Assets	$158,935	$147,738	$159,163	$155,434	$151,901

	Three Months Ended		Year Ended
Allowance for Credit Losses:(1)	December 2015	December 2014	December 2015	December 2014	December 2013
Beginning Balance	$76,658	$77,198	$77,047	$76,341	$75,557
Provision for Credit Losses (3)	6,080	6,350	21,992	21,312	19,754

	82,738	83,548	99,039	97,653	95,311
Gross Charge-offs	(7,357)	(8,246)	(25,499)	(25,241)	(21,006)
Recoveries	1,281	1,745	3,122	4,635	2,036

Net Charge-offs	(6,076)	(6,501)	(22,377)	(20,606)	(18,970)

Ending Balance	$76,662	$77,047	$76,662	$77,047	$76,341

Notes:

(1)	Includes allowance for loan losses and reserve for lending-related commitments.
(2)	Restructured loans with an aggregate balance of $11,949, $9,679, $9,837, $9,716 and $4,194 at December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015 and December 31, 2014, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.
(3)	Includes the Provision for Loan Losses and a provision for lending-related commitments included in Other Expenses.